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                         Report of Independent Auditors


The Board of Directors and Stockholders
Health Information Systems Corporation

We have audited the accompanying consolidated balance sheets of Health Information Systems Corporation (the Company ) and Subsidiary as of October 31, 1996 and 1995 and the related consolidated statements of income, stockholders equity and cash flows for the year ended October 31, 1996 and the period from June 8, 1995 (date of inception) to October 31, 1995. These financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Health Information Systems Corporation and Subsidiary at October 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for the year ended October 31, 1996 and the period from June 8, 1995 (date of inception) to October 31, 1995 in conformity with generally accepted accounting principles.




November 15, 1996                 Ernst & Young LLP
New York, New York